UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2025

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VSTM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

The 2025 annual meeting of stockholders (the “Annual Meeting”) of Verastem, Inc. (the “Company” or “Verastem”) was held in Needham, Massachusetts on May 22, 2025. At the Annual Meeting, the stockholders considered and acted upon the following proposals:

Proposal No. 1 — Election of Class I Directors. By the vote reflected below, the stockholders elected the following individuals to serve as Class I directors until the 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified:

Name	Votes For	Votes Withheld	Broker Non-Votes
John Johnson	29,022,811	3,603,821	7,141,809
Michael Kauffman	32,106,100	520,532	7,141,809
Eric Rowinsky	27,490,856	5,135,776	7,141,809

There were no abstentions with respect to this proposal.

Proposal No. 2 — The Ratification of the Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Current Fiscal Year. The stockholders voted to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year. 38,066,212 shares voted for the proposal; 241,078 shares voted against the proposal; and 44,212 shares abstained from voting on the proposal. There were no broker non-votes on the proposal.

Proposal No. 3 — Non-Binding Advisory Vote on the Compensation of the Company’s Named Executive Officers. The Company’s stockholders approved, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers. 25,736,181 shares voted for the proposal; 5,317,283 shares voted against the proposal; and 156,229 shares abstained from voting on the proposal. There were 7,141,809 broker non-votes on the proposal.

Item 7.01 Regulation FD Disclosure

On May 22, 2025, the Company issued a press release announcing updated safety and efficacy results from the RAMP 205 trial of avutometinib and defactinib in combination with current standard of care in first-line metastatic pancreatic cancer. An abstract on earlier cut of the data was accepted for inclusion in the 2025 ASCO American Society of Clinical Oncology, Journal of Clinical Oncology supplement. The Company plans to discuss the updated results of RAMP 205 at an investor research and development event on June 2, 2025.

A copy of this press release is furnished hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 Other Events

Recent Developments

Updated Data from RAMP 205 Phase 1/2 Clinical Trial in Frontline Metastatic PDAC

As of April 25, 2025, 60 patients (12 per cohort) had been treated in one of five dose regimens with the combination of avutometinib and defactinib with gemcitabine and Nab-paclitaxel in frontline metastatic pancreatic ductal adenocarcinoma (“PDAC”). In the dose level 1 cohort, 12 patients received 2.4 mg of avutometinib twice a week (BIW), 200 mg of defactinib twice a day (BID) for 3 weeks out of every 4 and 800 mg/m2 of gemcitabine and 125 mg/m2 of Nab-paclitaxel on a schedule of day 1, day 8 and day 15. In dose level 1, 83% (10/12) of patients achieved partial responses (8 confirmed and 2 unconfirmed who remain on treatment). Given these strong and consistent results, the Company has selected dose level 1 as the recommended phase 2 dose, has met the pre-defined criteria to advance beyond the first stage of the expansion study, and is now enrolling up to 29 patients at this dose level.

In evaluating all the dose cohorts, dose level 1 demonstrated the highest response rate and across all five dose cohorts, 92% (48/52) of efficacy evaluable patients showed tumor reduction as best response. Adverse events across all dose cohorts remained generally consistent with the previously announced safety and tolerability profile, and no new safety signals have emerged. While anticipating results from the study expansion cohort, the Company is now developing plans for a registrational Phase 3 front-line metastatic PDAC trial to begin in 2026.

Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements about, among other things, the Company’s programs and product candidates, strategy, future plans and prospects, the potential clinical value of various of its clinical trials, including the RAMP 205 trial, the timing of commencing and completing trials, including topline data reports, interactions with regulators, the potential for and timing of commercialization of product candidates and potential for additional development programs involving the Company’s lead compound and the potential market opportunities of the Company’s drug candidates. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," "can," "promising" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Dated: May 23, 2025	By:	/s/ Daniel W. Paterson
Daniel W. Paterson
Chief Executive Officer